                             COVENANT NOT TO COMPETE

         THIS COVENANT NOT TO COMPETE (the "Agreement"), dated as of July 1, 1999, by and between eToys Inc., a Delaware corporation (including its subsidiaries, "Buyer"), and Matthew Glickman, an individual ("Stockholder"), is to evidence the following agreements and understandings. Capitalized terms used herein have the respective meanings in the Merger Agreement (as hereinafter defined) unless otherwise specified herein.

                                    RECITALS

         WHEREAS, prior to the date hereof, Stockholder was a stockholder of BabyCenter, Inc., a Delaware Corporation (the "Company");

         WHEREAS, the Company carries on the business of advertising, marketing, promoting, distributing and selling, through the online medium of the Internet, a variety of products, services and content about or related to infants, children, parents and families, including but not limited to commerce (i.e., merchandise sales), content (i.e., information), community (i.e., e-mail and other interactive elements), and advertising and sponsorship components, as well as website creation and hosting services for third parties, together with various other related operations and services (the "Business");

         WHEREAS, as of the date hereof, pursuant to that certain Agreement and Plan of Reorganization, dated as of April 18, 1999 (the "Merger Agreement"), among Buyer, the Company and the other parties thereto, Buyer acquired the Company by way of a merger, and as a result the Business and associated goodwill as a going concern of the Company was acquired by Buyer;

         WHEREAS, as the holder of a significant equity position in the Company, Stockholder is deriving substantial value from the transactions contemplated by the Merger Agreement;

         WHEREAS, by agreeing to enter into the Merger Agreement and consummate the Merger, Buyer desires and is seeking to acquire the Business, including the business and goodwill as a going concern of the Business; and if Stockholder were able to compete with Buyer in any manner that is hereinafter proscribed or to engage in any of the other activities that are hereinafter proscribed, then Buyer would be deprived of a substantial portion of the goodwill and going concern value sought to be obtained through the Merger;

         WHEREAS, pursuant to Section 5.23 of the Merger Agreement, Stockholder is required to enter into this Agreement;

         WHEREAS, Stockholder now desires to enter into this Agreement as required under the Merger Agreement, and the parties desire to set forth the terms, conditions and provisions of Stockholder's ongoing obligations during the Term (as defined below);

         NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements, representations and warranties hereinafter set forth and set forth in the Merger Agreement and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, all subject to the completion of the closing of the Merger, the parties hereto agree as follows:

         1. DEFINITION OF TERM. The Term of this Agreement shall commence on the date hereof and shall continue throughout the term of Stockholder's employment with the Company under the Employment Agreement of even date herewith among Buyer, the Company and Stockholder (the "Employment Agreement") and for a period following the termination of Stockholder's employment under the Employment Agreement equal to either (A) 18 months, in the event that Stockholder's employment under the Employment Agreement terminates for any reason at any time prior to the second anniversary of the date hereof or (B) 12 months, in the event that Stockholder's employment under the Employment Agreement terminates for any reason (including termination of the Employment Agreement in accordance with its terms) at any time from or after the second anniversary of the date hereof (the "Term"); provided, however, that (i) under no circumstances shall the Term of this Agreement extend beyond the fifth anniversary of the date hereof and (ii) in the event of a Change of Control (as defined in the Employment Agreement) of Buyer, if Stockholder's employment under the Employment Agreement is terminated without Cause or pursuant to a Constructive Termination (each as defined in the Employment Agreement) following such Change of Control, then the Term of this Agreement shall terminate immediately.

         2. AGREEMENT NOT TO COMPETE. As a condition to the transactions being completed as of the Effective Time pursuant to the Merger Agreement, and as a means reasonably designed to protect the intellectual property, confidential and proprietary information concerning the Business during the Term, Stockholder will not, without the prior written consent of Buyer, directly or indirectly, engage in, assist (financially or otherwise), associate with, or perform services (other than on behalf of Buyer or any of its Affiliates) in any Restricted Business (as hereinafter defined), including, without limitation, whether such engagement, assistance, association or performance is as an individual, principal, officer, director, consultant, advisor, proprietor, employee, partner, stockholder or other investor (other than as a holder of less than one percent (1%) of the outstanding capital stock or other equity interest of or in any corporation or other business enterprise, provided that Stockholder's participation therein is solely as a passive investor and does not include any role as director, officer, manager or other service provider), creditor, guarantor, agent, sales representative or other participant. For purposes of this Agreement, "Affiliate" shall mean any person, partnership, limited liability company, joint venture, trust, corporation or other entity, directly or indirectly, controlling, controlled by or under common control with such person, partnership, limited liability company, joint venture, trust, corporation or other entity. For purposes of this Agreement, "Restricted Business" shall mean (a) the Business together with any other business or industry being considered or proposed to be conducted or engaged in by the Company as of the date of this Agreement and (b) the business of Amazon.com, Toys R Us and iVillage, together with any of their respective subsidiaries, Affiliates or related parties. For purposes of clarification, "Restricted Business" shall not include the business of any entity that is engaged principally in the healthcare industry, notwithstanding the fact that such entity may be incidentally or insubstantially involved in any Restricted Business.

         3. NON-INTERFERENCE. During the Term, Stockholder will not, without the prior written consent of Buyer or any of its Affiliates, directly, indirectly or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity (a) solicit, encourage the resignation of, or in any other manner seek to engage or seek to employ, any person who is as of the Effective Time, or within the prior three (3) months had been, an employee of Buyer, the Company or any of their Affiliates, whether or not for compensation and whether as an officer, employee, consultant, adviser, independent sales representative, vendor, independent contractor or participant, or (b) contact, solicit or service, in connection with the operation of any Restricted Business, any person or entity with whom Buyer, the Company or any of their Affiliates have a former, current or prospective (as of the Effective Time) business relationship or who is or was at any time during the Term a customer or client of Buyer, the Company or any of their Affiliates, or a prospective (as of the Effective
Time) customer or client to which Buyer, the Company or any of their Affiliates have made a business proposal.

         4. CONFIDENTIALITY. Stockholder agrees not to disclose, use, transfer or sell any intellectual property, confidential or proprietary information concerning the Business, whether Stockholder has such information in his or her memory or embodied in writing or other physical form, unless such activities are on behalf of Buyer, the Company or any of their Affiliates. For purposes of this Agreement, the phrase "intellectual property, confidential or proprietary information concerning the Business" means all information concerning the business, affairs, products, suppliers, customers or employees of, or relating to, the Business, including, without limitation, that which relates to marketing or brand recognition matters, such as logos, typestyles, copyrights, trade names, brand names, user names, service names, service marks and trademarks, or to technical matters, such as patents, designs, drawings, specification sheets, schematics, test data, technical literature, manufacturing and process information, know-how, trade secrets, in process research efforts and technical data of Buyer, the Company or any of their Affiliates, or to business matters such as the identity of suppliers, customers or business partners or terms of business relationships with suppliers, customers or business partners. The phrase "intellectual property, confidential or proprietary information concerning the Business" shall not, however, include any information to the extent that (i) Stockholder is required to disclose any of the foregoing pursuant to the provisions of applicable law; (ii) any such information becomes generally known and available to the public otherwise than by reason of a disclosure or communication of such information by Stockholder; or (iii) any such information is disclosed after the written approval of Buyer, the Company or any of their Affiliates. Stockholder agrees that the restrictions contained in this Section 3 shall continue to apply without time restrictions, so long as any information remains intellectual property, confidential or proprietary information concerning the Business.

         5. CONSIDERATION. Stockholder acknowledges that the consideration for the covenants in Sections 2, 3 and 4 consists of substantial economic value to be provided to Stockholder pursuant to the Merger Agreement, and that no separate consideration shall be payable pursuant to this Agreement. Stockholder also acknowledges that Buyer would not consummate the Merger unless Stockholder entered into this Agreement.

         6.   MISCELLANEOUS.

              6.1 ENTIRE AGREEMENT; AMENDMENTS. This Agreement and any document referred to herein or executed contemporaneously herewith set forth the entire understanding of the parties relating to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, with respect to the subject matter hereof. None of the terms or provisions hereof shall be modified or waived, and this Agreement may not be amended or terminated, except by a written instrument signed by the party against which modifications or waiver or amendment or termination is to be enforced. No waiver of any one provision shall be considered a waiver of any other provision, and the fact that an obligation is waived for a period of time or in one instance shall not be considered to be a continuing waiver.

              6.2 REMEDIES NOT EXCLUSIVE. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

              6.3 NOTICES. All notices under this Agreement will be in writing and will be delivered by personal service or telegram, telecopy or certified mail (if such service is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. Any notice sent by certified mail will be deemed to have been given three (3) days after the date on which it is mailed. All other notices will be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

              (i)   If to Buyer:

                    eToys Inc.
                    3100 Ocean Park Boulevard, Suite 300
                    Santa Monica, CA  90405
                    Attention: Chief Financial Officer
                    Telephone No.:  310-664-8100
                    Telecopy No.:  310-664-8101


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

                    with a copy to:

                    Irell & Manella LLP
                    333 South Hope Street, Suite 3300
                    Los Angeles, California 90071
                    Attention:  Anthony T. Iler
                    Telephone No.:  (213) 620-1555
                    Telecopy No.:  (213) 229-0515

              (ii)  If to Stockholder:

                    Matthew Glickman
                    309 Emerson Street
                    Palo Alto, CA  94301

              6.4 EQUITABLE RELIEF; ACCOUNTING. Stockholder acknowledges that the covenants contained in Sections 2, 3 and 4 hereof are reasonable and necessary to protect the legitimate interests of Buyer, that any breach or threatened breach of such covenants will result in irreparable injury to Buyer and that the remedy at law for such breach or threatened breach would be inadequate. Accordingly, in the event of the breach by Stockholder of any of the provisions of this Agreement, Buyer, in addition and as a supplement to such other rights and remedies as may exist in its favor, may apply to any court of law or equity having jurisdiction to enforce this Agreement, and/or may apply for injunctive relief against any act that would violate any of the provisions of this Agreement (without being required to post a bond). Stockholder further understands that monetary damages will not be sufficient to avoid or compensate for a breach of the covenants contained in Sections 2, 3 and 4 hereof and that injunctive relief would be appropriate to prevent any such breach or threatened breach. Such right to obtain injunctive relief may be exercised, at the option of Buyer, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies that Buyer may have as a result of any such breach or threatened breach. In addition, Stockholder shall account for and pay over to Buyer all compensation, profits and other benefits inuring to Stockholder's benefit that are derived or received by Stockholder thereof resulting from any action or transaction constituting a breach of the covenants contained in Sections 2, 3 and 4 hereof.

              6.5 THIRD-PARTY BENEFITS. None of the provisions of this Agreement will be for the benefit of, or enforceable by, any third-party beneficiary.

              6.6 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns. None of the parties hereto may assign any of their rights or obligations under this Agreement without the prior written consent of all other parties hereto, except that this Agreement may be assigned by Buyer to any corporation or other business entity that succeeds to all or substantially all of the business of Buyer through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets or capital stock of Buyer.

              6.7 GOVERNING LAW. All questions with respect to this Agreement and the rights and liabilities of the parties shall be governed by the laws of the state of California, regardless of the choice of law provisions of that state or any other jurisdiction.

              6.8   RULES OF CONSTRUCTION.

                    6.8.1 HEADINGS. The Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or any particular Section.

                    6.8.2 TENSE AND CASE. Throughout this Agreement, as the context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases.

                    6.8.3 SEVERABILITY. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect. Further, if the period of time, the extent of the geographic area or the scope of the prescribed activities covered by this Agreement should be deemed unenforceable, then this Agreement shall be construed to cover the maximum period of time, geographic area and scope of prescribed activities (not to exceed the maximum time, geographic area or scope set forth herein) as may be valid under applicable law. The parties specifically intend that any court determining the extent of the enforceability of this Agreement shall, if it determines that the Agreement is not fully enforceable in accordance with its terms, modify the period of time, geographic area or scope of prescribed activities provided for herein to the minimum extent necessary such that the provisions hereof as so modified are enforceable.

              6.9 ATTORNEYS' FEES. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys' fees and costs incurred in connection with such action or proceeding.

              6.10 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date set forth above.

                                     eToys Inc.


                                     By:/s/ Steven J. Schoch
                                        Name: Steven J. Schoch
                                        Title: Senior Vice President and
                                               Chief Financial Officer



                                     STOCKHOLDER


                                     /s/ Matthew Glickman
                                     Name: Matthew Glickman





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